Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 18th day of April, 2014 (the “Execution Date”), by and between BMR-COAST 9 LP, a Delaware limited partnership (“Landlord”), and IGNYTA OPERATING, INC., a Delaware corporation (“Tenant,” formerly known as Ignyta, Inc.).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of February 19, 2013, as amended by that certain First Amendment to Lease dated as of February 28, 2013 and that certain Second Amendment to Lease dated as of November 26, 2013 (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 11095 Flintkote Avenue in San Diego, California (the “11095 Building”);

B. WHEREAS, Landlord and Tenant desire to extend the Term of the Existing Lease and expand the Existing Premises to include additional space in the 11095 Building and the building located at 11111 Flintkote Avenue in San Diego, California (the “11111 Building”);

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2. Extension of Term. The Term of the Existing Lease is hereby extended until, and the Term Expiration Date under the Existing Lease is hereby amended to mean, the 11111 Premises Expiration Date (as defined below).

3. Existing Premises.

3.1 Existing Premises Term. The Term with respect to the Existing Premises is hereby extended until the Term Expiration Date (as defined in Section 2). The period commencing on May 1, 2014 (the “Existing Premises Term Commencement Date”) and ending on the Term Expiration Date shall be referred to herein as the “Existing Premises Term.”

3.2 Condition of Existing Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Existing Premises and,

BioMed Realty form dated 2/26/14

notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Existing Premises Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Existing Premises for Tenant’s continued occupancy for the Existing Premises Term or to pay for any improvements to the Existing Premises, except with respect to the Existing Premises TI Allowance (as defined below).

3.3 Existing Premises Base Rent. Notwithstanding anything to the contrary in the Lease, commencing on the Existing Premises Term Commencement Date, initial monthly installments of monthly Base Rent for the Existing Premises shall equal:

Dates	Square Feet of Rentable Area	Base Rent Rate per Square Foot of Rentable Area	Monthly Base Rent*
Month 1 – Month 12	4,074	$2.47	$10,062.78

3.3.1 Existing Premises Base Rent Adjustments. Base Rent for the Existing Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent for the Existing Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Existing Premises Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary throughout the Existing Premises Term.

3.3.2 Existing Premises Base Rent Abatement. Provided that Tenant is not then in financial or material non-financial default under the Lease, then during the first (1st), second (2nd) and third (3rd) months of the Existing Premises Term, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Existing Premises (the “Existing Premises Base Rent Abatement”). Tenant acknowledges and agrees that the Existing Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in financial or material non-financial default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, in each case prior to the end of the third (3rd) month of the Existing Premises Term, then the dollar amount of the unapplied portion of the Existing Premises Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent for the Existing Premises applicable at the end of the Existing Premises Term and Tenant shall immediately be obligated to begin paying Base Rent for the Existing Premises in full. Nothing in this Section shall work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Tenant’s Share of Operating Expenses and the Property Management Fee. For purposes of calculating the Property Management Fee, Base Rent for the Existing Premises during the first (1st), second (2nd) and third (3rd) months of the Existing Premises Term shall be deemed to be Ten Thousand Sixty-Two and 78/100 Dollars ($10,062.78) per month.

3.4 Existing Premises Tenant Improvements. Following the full execution and delivery of this Amendment, Landlord shall cause the improvements (the “Existing Premises Tenant Improvements”) described in the Work Letter attached hereto as Exhibit A (the “Work Letter”) to be constructed in the Existing Premises at a cost to Landlord not to exceed Twenty-Two Thousand Four Hundred Seven Dollars ($22,407.00) (based upon Five and 50/100 Dollars ($5.50) per square foot of Rentable Area of the Existing Premises) (the “Existing Premises TI Allowance”), except as set forth in Section 3 (including Sections 3.2 and 3.3) of the Work Letter.

3.4.1 The Existing Premises TI Allowance may be applied to the costs of (a) construction, (b) project management by Landlord (which fee shall equal two and twenty-five hundredths percent (2.25%) of the cost of the Existing Premises Tenant Improvements, including the Existing Premises TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Existing Premises Tenant Improvements, (f) costs and expenses for labor, material, equipment and fixtures and (g) the purchase of furniture, fixtures, equipment and personal property and for reasonable, out-of-pocket costs incurred in connection with moving Tenant’s furniture, fixtures, equipment and personal property into the Existing Premises (provided, however, that (i) only up to ten percent (10%) of the Existing Premises TI Allowance may be used for such purchases and costs, and (ii) Landlord’s obligation to apply the Existing Premises TI Allowance to the items described in this Subsection 3.4.1(g) shall be subject to the terms, conditions and provisions set forth in Section 5.3 of the Work Letter). In no event shall the Existing Premises TI Allowance be used for (l) payments to Tenant or any affiliates of Tenant, (m) the purchase of any furniture, personal property or other non-building system equipment (except as permitted in Subsection 3.4.1(g)), (n) costs resulting from any default by Tenant of its obligations under the Lease or (o) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). In no event shall the Existing Premises TI Allowance (y) be used to correct any non-compliance with Applicable Laws outside of any of the Premises or (z) be passed through to Tenant as an Operating Expense.

3.4.2 Tenant shall have until the date (the “Existing Premises TI Deadline”) that is twelve (12) months after the 11111 Premises Commencement Date (as defined below), to expend the unused portion of the Existing Premises TI Allowance (including, in Tenant’s sole discretion, to utilize such unused portion of the Existing Premises TI Allowance for improvements to the Suite A Premises or the 11111 Premises), after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused Existing Premises TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

3.4.3 Tenant acknowledges that Landlord will be constructing the Existing Premises Tenant Improvements in the Existing Premises during Tenant’s occupancy of the Existing Premises under the Lease. Tenant shall permit Landlord to enter the Existing Premises at all times (including during business hours) to construct the Existing Premises Tenant Improvements, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Existing Premises Tenant Improvements in a timely and efficient manner. In constructing the Existing Premises Tenant Improvements, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, that in no event shall Landlord’s construction of the Existing Premises Tenant Improvements in the Existing Premises (a) cause Rent to abate under the Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant.

4. Suite A Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately eight thousand two hundred nineteen (8,219) square feet of Rentable Area located on the first (1st) floor of the 11095 Building and known as Suite A (as more particularly described on Exhibit B, the “Suite A Premises”), for use by Tenant in accordance with the Permitted Use and no other uses.

4.1 Suite A Premises Term. The Term with respect to the Suite A Premises (the “Suite A Premises Term”) shall commence on May 1, 2014 (the “Suite A Premises Commencement Date”), and shall expire on the Term Expiration Date (as defined in Section 2). From and after the Suite A Premises Commencement Date, the term “Premises” as used in the Lease means the Existing Premises plus the Suite A Premises.

4.2 Condition of Suite A Premises. Tenant acknowledges that (a) it is in possession of the Suite A Premises (pursuant to that certain Space License Agreement dated as of March 31, 2014 (the “Suite A License Agreement”)) and is fully familiar with the condition of the Suite A Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the Suite A Premises Commencement Date, (b) Landlord has not made and does not hereby make any representations or warranties of any kind whatsoever, express or implied, regarding the Suite A Premises, including (without limitation) any representation or warranty that the Suite A Premises are suitable for Tenant’s intended use and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Suite A Premises for Tenant’s occupancy of the Suite A Premises or to pay for any improvements to the Suite A Premises, except with respect to the Suite A TI Allowance (as defined below). The Suite A Premises have not undergone inspection by a Certified Access Specialist. Tenant’s taking possession of the Suite A Premises on the Suite A Premises Commencement Date shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Suite A Premises were at such time in good, sanitary and satisfactory condition and repair.

4.3 Tenant’s Pro Rata Share. Notwithstanding anything to the contrary in the Lease, commencing on the Suite A Premises Commencement Date, Tenant’s Pro Rata Share of the 11095 Building shall be 52.29% and Tenant’s Pro Rata Share of the Project shall be 7.58%.

4.4 Suite A Premises Base Rent. Notwithstanding anything to the contrary in the Lease, commencing on the Suite A Premises Commencement Date, initial monthly installments of monthly Base Rent for the Suite A Premises shall equal:

Dates	Square Feet of Rentable Area	Base Rent Rate per Square Foot of Rentable Area	Monthly Base Rent
Month 1 – Month 12	8,219	$2.47	$20,300.93

4.4.1 Suite A Premises Base Rent Adjustments. Base Rent for the Suite A Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent for the Suite A Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Suite A Premises Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary throughout the Suite A Premises Term.

4.4.2 Suite A Premises Base Rent Abatement. Provided that Tenant is not then in financial or material non-financial default under the Lease, then during the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) months of the Suite A Premises Term, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite A Premises (the “Suite A Premises Base Rent Abatement”). Tenant acknowledges and agrees that the Suite A Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in financial or material non-financial default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, in each case prior to the end of the fifth (5th) month of the Suite A Premises Term, then the dollar amount of the unapplied portion of the Suite A Premises Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent for the Suite A Premises applicable at the end of the Suite A Premises Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite A Premises in full. Nothing in this Section shall work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Tenant’s Share of Operating Expenses and the Property Management Fee. For purposes of calculating the Property Management Fee, Base Rent for the Suite A Premises during the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) months of the Suite A Premises Term shall be deemed to be Twenty Thousand Three Hundred and 93/100 Dollars ($20,300.93) per month.

4.5 Suite A Tenant Improvements. Following the full execution and delivery of this Amendment, Landlord shall cause the improvements (the “Suite A Tenant Improvements”) described in the Work Letter to be constructed in the Suite A Premises at a cost to Landlord not to exceed One Hundred Thirty-Six Thousand Four Hundred Thirty-Five and 40/100 Dollars ($136,435.40) (based upon Sixteen and 60/100 Dollars ($16.60) per square foot of Rentable Area of the Suite A Premises) (the “Suite A TI Allowance”), except as set forth in Section 3 (including Sections 3.2 and 3.3) of the Work Letter.

4.5.1 The Suite A TI Allowance may be applied to the costs of (a) construction, (b) project management by Landlord (which fee shall equal two and twenty-five hundredths percent (2.25%) of the cost of the Suite A Tenant Improvements, including the Suite A TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Suite A Tenant Improvements, (f) costs and expenses for labor, material, equipment and fixtures and (g) the purchase of furniture, fixtures, equipment and personal property and for reasonable, out-of-pocket costs incurred in connection with moving Tenant’s furniture, fixtures, equipment and personal property into the Suite A Premises (provided, however, that (i) only up to ten percent (10%) of the Suite A TI Allowance may be used for such purchases and costs, and (ii) Landlord’s obligation to apply the Suite A TI Allowance to the items described in this Subsection 4.5.1(g) shall be subject to the terms, conditions and provisions set forth in Section 5.3 of the Work Letter). In no event shall the Suite A TI Allowance be used for (l) payments to Tenant or any affiliates of Tenant, (m) the purchase of any furniture, personal property or other non-building system equipment (except as provided in Subsection 4.5.1(g)), (n) costs resulting from any default by Tenant of its obligations under the Lease or (o) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). In no event shall the Suite A TI Allowance (y) be used to correct any non-compliance with Applicable Laws outside of any of the Premises or (z) be passed through to Tenant as an Operating Expense.

4.5.2 Tenant shall have until the date (the “Suite A TI Deadline”) that is twelve (12) months after the 11111 Premises Commencement Date (as defined below) to expend the unused portion of the Suite A TI Allowance (including, in Tenant’s sole discretion, to utilize such unused portion of the Suite A TI Allowance for improvements to the Existing Premises or the 11111 Premises), after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused Suite A TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

4.5.3 Tenant acknowledges that Landlord will be constructing the Suite A Tenant Improvements in the Suite A Premises during Tenant’s occupancy of the Suite A Premises pursuant to the Suite A License Agreement. Notwithstanding anything to the contrary in the Suite A License Agreement, Tenant shall permit Landlord to enter the Suite A Premises at all times (including during business hours) to construct the Suite A Tenant Improvements, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Suite A Tenant Improvements in a timely and efficient manner. In constructing the Suite A Tenant Improvements, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, that in no event shall Landlord’s construction of the Suite A Tenant Improvements in the Suite A Premises (a) cause Rent (as defined in the Suite A License Agreement) to abate under the Suite A License Agreement, (b) give rise to any claim by Tenant for damages (under Suite A License Agreement) or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant (under the Suite A License Agreement).

4.5.4 Tenant acknowledges that Landlord may be constructing the Suite A Tenant Improvements in the Suite A Premises during Tenant’s occupancy of the Suite A Premises under the Lease. In no event shall Landlord’s construction of the Suite A Tenant Improvements during Tenant’s occupancy under the Lease serve to extend the Suite A Premises Commencement Date. Tenant shall permit Landlord to enter the Suite A Premises at all times (including during business hours) to construct the Suite A Premises Tenant Improvements, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Suite A Tenant Improvements in a timely and efficient manner. In constructing the Suite A Tenant Improvements, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, that in no event shall Landlord’s construction of the Suite A Tenant Improvements in the Suite A Premises (a) cause Rent to abate under the Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant.

5. Lease of 11111 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises shown on Exhibit C attached hereto, consisting of approximately eleven thousand seven hundred ten (11,710) square feet of Rentable Area in the 11111 Building, including shafts, cable runs, mechanical spaces, rooftop areas (collectively, the “11111 Premises”), for use by Tenant in accordance with the Permitted Use and no other uses. From and after the 11111 Premises Commencement Date (as defined below), all references in the Lease to the “Building,” shall mean and refer, individually and/or collectively (as the context may require), to the 11095 Building and/or the 11111 Building.

5.1 11111 Premises Term. The Term with respect to the 11111 Premises (the “11111 Premises Term”) shall commence on the 11111 Premises Commencement Date (as defined below), and shall expire on the date that is sixty (60) months after the 11111 Premises Commencement Date (such date, the “11111 Premises Expiration Date”). From and after the 11111 Premises Commencement Date, the term “Premises” as used in the Lease shall mean the Existing Premises, plus the Suite A Premises, plus the 11111 Premises.

5.2 Condition of 11111 Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the 11111 Premises and, notwithstanding anything to the contrary in the Lease, agrees to take the same in its condition “as is” as of the 11111 Premises Commencement Date (as defined below), (b) Landlord has not made and does not hereby make any representations or warranties of any kind whatsoever, express or implied, regarding the 11111 Premises, including (without limitation) any representation or warranty that the 11111 Premises are suitable for Tenant’s intended use and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the 11111 Premises for Tenant’s occupancy of the 11111 Premises or to pay for any improvements to the 11111 Premises, except with respect to the 11111 TI Allowance (as defined below). The 11111 Premises have not undergone inspection by a Certified Access Specialist. Tenant’s taking possession of the 11111 Premises on the 11111 Premises Commencement Date (as defined below) shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the 11111 Premises were at such time in good, sanitary and satisfactory condition and repair. Notwithstanding anything to the contrary (but subject to the last grammatical sentence of this Section 5.2), Landlord hereby represents and warrants that, as of the 11111 Premises Commencement Date, (l) the roof of the 11111 Building shall be in good condition and repair, (m) the life-safety, plumbing, electrical, house vacuum and house compressed air systems serving the 11111 Premises shall be in good working order, condition and repair (including the 11111 Generator (as defined below)), (n) the heating, ventilating and air conditioning systems serving the 11111 Premises shall be in good working order, condition and repair and (o) the 11111 Building shall be in compliance with all Applicable Laws; provided, however, that Tenant’s sole and exclusive remedy for a breach of such representation and warranty shall be to deliver notice to Landlord (“Repair Notice”) on or before the date that is (y) twelve (12) months after the 11111 Premises Commencement Date with respect to any equipment in the systems referenced in Subsection 5.2(n) that is in place as of the Execution Date and remains in place as of the 11111 Premises Commencement Date or (z) six (6) months after the 11111 Premises Commencement Date with respect to all other equipment covered by such representation and warranty (the applicable date, the “Warranty Date”) detailing the nature of such breach. In the event that Landlord receives a Repair Notice on or before the Warranty Date, Landlord shall promptly make any repairs reasonably necessary to correct the breach described in the Repair Notice at its sole cost and expense (but only to the extent that Landlord reasonably determines that the breach described in the Repair Notice constitutes an actual breach of the representation and warranty provided by Landlord in Subsections 5.2(x), (y) and (z)). The representation and warranty provided by Landlord in Subsections 5.2(x), (y) and (z) shall expire, and be of no further force or effect, on the Warranty Date and Landlord shall not have any further obligations or liabilities in connection with such representation and warranty (except with respect to any actual breaches identified in a Repair Notice delivered by Tenant to Landlord on or before the Warranty Date). Landlord shall permit Tenant to enforce any manufacturers’ warranties for the roof, all equipment in the systems referenced in Subsection 5.2(m) and any new equipment referenced in Subsection 5.2(n) that is installed as part of the Tenant Improvements. For the sake of clarity, in no event shall this Section be construed to relieve Tenant of any costs or obligations related to the normal operation, repairs and maintenance of the relevant systems and equipment that are the subject of the warranties described in this Section.

5.3 Tenant’s Pro Rata Share. Notwithstanding anything to the contrary in the Lease, commencing on the 11111 Premises Commencement Date (as defined below), Tenant’s Pro Rata Share of the 11111 Building shall be 100.00% and Tenant’s Pro Rata Share of the Project shall be 14.81%.

5.4 11111 Premises Base Rent. Notwithstanding anything to the contrary in the Lease, commencing on the 11111 Premises Commencement Date (as defined below), initial monthly installments of Base Rent for the 11111 Premises shall be equal to an amount calculated as follows:

[Rentable Area of the 11111 Premises (i.e., 11,710)] x [the then-current Base Rent Rate per Square Foot of Rentable Area with respect to the Existing Premises and Suite A Premises (as of the 11111 Premises Commencement Date)]

For example, if the 11111 Premises Commencement Date occurs on November 17, 2014, and the then-current Base Rent Rate for the Existing Premises and Suite A Premises is $2.47, then the initial monthly installments of Base Rent with respect to the 11111 Premises would be equal to Twenty-Eight Thousand Nine Hundred Twenty-Three and 70/100 Dollars ($28,923.70) (i.e., 11,710 x $2.47).

5.4.1 11111 Premises Base Rent Adjustments. Base Rent for the 11111 Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) occurrence of May 1 following the 11111 Premises Commencement Date (as defined below), and subsequent adjustments shall become effective on every successive annual anniversary of May 1 throughout the 11111 Premises Term. The Acknowledgement (as defined below) shall contain a Base Rent chart for the 11111 Premises reflecting the Base Rent obligations for the 11111 Premises as described in this Section.

5.4.2 11111 Premises Base Rent Abatement. Provided that Tenant is not then in financial or material non-financial default under the Lease, then during the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) months of the 11111 Premises Term, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the 11111 Premises (the “11111 Premises Base Rent Abatement”). Tenant acknowledges and agrees that the 11111 Premises Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in financial or material non-financial default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, in each case prior to the end of the fifth (5th) month of the 11111 Premises Term, then the dollar amount of the unapplied portion of the 11111 Premises Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent for the 11111 Premises applicable at the end of the 11111 Premises Term and Tenant shall immediately be obligated to begin paying Base Rent for the 11111 Premises in full. Nothing in this Section shall work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Tenant’s Share of Operating Expenses and the Property Management Fee. For purposes of calculating the Property Management Fee, Base Rent for the 11111 Premises during the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) months of the 11111 Premises Term shall be deemed to be the amount Tenant would be obligated to pay over such time period if there were no 11111 Premises Base Rent Abatement.

5.5 11111 Premises Commencement Date. The “11111 Premises Commencement Date” shall be the day Landlord tenders possession of the 11111 Premises to Tenant with the 11111 Tenant Improvements Substantially Complete (as defined below). If possession is delayed by action of Tenant, then the 11111 Premises Commencement Date shall be the date that the 11111 Premises Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual 11111 Premises Commencement Date and the 11111 Premises Expiration Date within ten (10) days after Tenant takes occupancy of the 11111 Premises, in the form attached as Exhibit D hereto (the “Acknowledgement”). Failure to execute and deliver the Acknowledgment, however, shall not affect the 11111 Premises Commencement Date, the 11111 Premises Expiration Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the 11111 Premises required for the Permitted Use by Tenant shall not serve to extend the 11111 Premises Commencement Date.

5.6 11111 Tenant Improvements. Landlord shall use commercially reasonable efforts to tender possession of the 11111 Premises to Tenant on or before November 17, 2014 (such date, the “Estimated 11111 Premises Commencement Date”), with the work (the “11111 Tenant Improvements”) required of Landlord (with respect to the 11111 Premises only) described in the Work Letter Substantially Complete (as defined below), which 11111 Tenant Improvements must include any work necessary to separately meter the following utilities to the 11111 Premises: gas and power; provided that the following milestones (the “TI Critical Milestones”) are met by the following dates (the “TI Critical Milestone Dates”): (a) the Approved Budget (as defined in the Work Letter) is approved in writing by Tenant pursuant to Section 5.2 of the Work Letter by April 25, 2014, and (b) the Construction Plans (as defined in the Work Letter) are approved (and thus become the Approved Plans (as defined in the Work Letter)) by Tenant pursuant to Section 3.2 of the Work Letter by June 23, 2014. If Landlord does not tender possession of the 11111 Premises to Tenant with the 11111 Tenant Improvements required of Landlord Substantially Complete on or before the Estimated 11111 Premises Commencement Date for any reason, then (l) neither the Lease nor Tenant’s lease of the 11111 Premises shall be void or voidable, (m) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (n) the 11111 Premises Expiration Date shall be extended accordingly and (o) Tenant shall not be responsible for the payment of any Base Rent with respect to the 11111 Premises until the actual 11111 Premises Commencement Date as described in Section 5.5 occurs. The term “Substantially Complete” or “Substantial Completion” means that (x) Landlord is able to provide Tenant reasonable access to the 11111 Premises to use the 11111 Premises for the Permitted Use, (y) the 11111 Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items, and (z) Landlord has obtained a temporary certificate of occupancy or other required equivalent approval from the local Governmental Authority permitting occupancy of the 11111 Premises for the Permitted Use. Notwithstanding anything in the Lease (including the Work Letter) to the contrary, the Estimated 11111 Premises Commencement Date and

Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of an act or omission by Tenant or Tenant’s agents, employees or contractors, including any delay beyond the TI Critical Milestone Dates not caused by Landlord in the satisfaction of the TI Critical Milestones (“Tenant-Caused Delays”); Tenant-requested Changes (as defined below); or Force Majeure. Notwithstanding the foregoing, if the 11111 Premises Commencement Date has not occurred by November 30, 2014 (other than as a result of Tenant-Caused Delays, Tenant-requested Changes or Force Majeure), then the 11111 Premises Base Rent Abatement shall continue for an additional day for each day that the 11111 Premises Commencement Date is so delayed. Notwithstanding the foregoing or anything to the contrary contained in this Amendment (including any Exhibit), if the 11111 Premises Commencement Date has not occurred by the date that is ninety (90) days after the Estimated 11111 Premises Commencement Date (as the Estimated 11111 Premises Commencement Date may be extended pursuant to this Amendment (including the Work Letter) for Tenant-Caused Delays, Tenant-requested Changes and Force Majeure), then (1) the Term Expiration Date shall be deemed to be the date that is sixty (60) months after the Estimated 11111 Premises Commencement Date (as the same may be extended pursuant to this Amendment (including the Work Letter) for Tenant-Caused Delays, Tenant-requested Changes and Force Majeure), and (2) Section 7.2 of this Amendment shall be deemed to be amended by replacing the words “11111 Premises Commencement Date” in each place that it appears in such Section with the words “Estimated 11111 Premises Commencement Date (as the same may be extended pursuant to this Amendment (including the Work Letter) for Tenant-Caused Delays, Tenant-requested Changes and Force Majeure).” In addition, notwithstanding the foregoing or anything to the contrary contained in this Amendment (including any Exhibit), if the 11111 Premises Commencement Date has not occurred by the date (the “Termination Trigger Date”) that is one hundred eighty (180) days after the Estimated 11111 Premises Commencement Date (as the Estimated 11111 Premises Commencement Date may be extended pursuant to this Amendment (including the Work Letter) for Tenant-Caused Delays, Tenant-requested Changes and Force Majeure), then Tenant, as its sole and exclusive remedy, shall have the right to terminate the Lease with respect to the 11111 Premises upon written notice to Landlord delivered no later than five (5) business days after the Termination Trigger Date, whereupon neither party shall thereafter have any further liability or obligation to the other relating to the 11111 Premises.

5.6.1 In the event that Landlord permits (in Landlord’s sole and absolute discretion) Tenant to enter upon the 11111 Premises prior to the 11111 Premises Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect with respect to the 11111 Premises, and such entry shall be subject to all the terms and conditions of the Lease; and provided, further, that if the 11111 Premises Commencement Date is delayed due to such early access, then the 11111 Premises Commencement Date shall be the date that the 11111 Premises Commencement Date would have occurred but for such delay.

5.6.2 Landlord shall cause the 11111 Tenant Improvements to be constructed in the 11111 Premises pursuant to the Work Letter at a cost to Landlord not to exceed Two Million One Hundred Eighty-Two Thousand Eight Hundred Ninety-Nine Dollars ($2,182,899) (based upon One Hundred Eighty-Six and 41/100 Dollars ($186.41) per square foot of Rentable Area (the “11111 TI Allowance” and, collectively with the Existing Premises TI Allowance and the Suite A TI Allowance, the “TI Allowance”), except as set forth in Section 3 (including Sections 3.2 and 3.3) of the Work Letter.

5.6.3 The 11111 TI Allowance may be applied to the costs of (a) construction, (b) project management by Landlord (which fee shall equal two and twenty-five hundredths percent (2.25%) of the cost of the 11111 Tenant Improvements, including the 11111 TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the 11111 Tenant Improvements, (f) costs and expenses for labor, material, equipment and fixtures and (g) the purchase of furniture, fixtures, equipment and personal property and for reasonable, out-of-pocket costs incurred in connection with moving Tenant’s furniture, fixtures, equipment and personal property into the 11111 Premises (provided, however, that (i) only up to ten percent (10%) of the 11111 TI Allowance may be used for such purchases and costs, and (ii) Landlord’s obligation to apply the 11111 TI Allowance to the items described in this Subsection 5.6.3(g) shall be subject to the terms, conditions and provisions set forth in Section 5.3 of the Work Letter). In no event shall the 11111 TI Allowance be used for (l) payments to Tenant or any affiliates of Tenant, (m) the purchase of any furniture, personal property or other non-building system equipment (except as permitted under Subsection 5.6.3(g)), (n) costs resulting from any default by Tenant of its obligations under the Lease or (o) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). In no event shall the 11111 TI Allowance (y) be used to correct any non-compliance with Applicable Laws outside of any of the Premises or (z) be passed through to Tenant as an Operating Expense.

5.6.4 Tenant shall have until the date that is twelve (12) months after the 11111 Premises Commencement Date (the “11111 TI Deadline”), to expend the unused portion of the 11111 TI Allowance (including, in Tenant’s sole discretion, to utilize such unused portion of the 11111 TI Allowance for improvements to the Existing Premises or the Suite A Premises), after which date Landlord’s obligation to fund such costs shall expire. In no event shall any unused 11111 TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

5.7 11111 Premises Provisions. From and after the 11111 Premises Commencement Date, the 11111 Premises shall constitute part of the Premises and, therefore, all of the terms, conditions, provisions and agreements set forth in the Lease shall apply to the 11111 Premises; provided, however, that the terms, conditions, provisions and agreements set forth in this Section 5.7 shall specifically apply to the 11111 Premises and, to the extent of any conflict between the terms, conditions, provisions and agreements set forth in the Existing Lease and the terms, conditions, provisions and agreements set forth in this Section 5.7, the terms, conditions, provisions and agreements set forth in this Section 5.7 shall control.

5.7.1 Generator. Section 16.8 of the Existing Lease shall not apply to 11111 Premises or any generator connected thereto. Rather, the following terms, conditions, provisions and agreements shall apply to the 11111 Premises in lieu of Section 16.8 of the Existing Lease:

5.7.1.1 Landlord shall, at Landlord’s sole cost and expense prior to the 11111 Premises Commencement Date, install a generator and transfer switch and connect them to the 11111 Premises’ electrical panel (the “11111 Generator”). Except as set forth in Section 5.2, Landlord expressly disclaims any warranties with regard to the 11111 Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall permit Tenant to enforce any manufacturers’ warranties for the 11111 Generator.

5.7.1.2 Tenant shall keep in full force and effect during the Term (and occupancy by Tenant, if any, after termination of the Lease) a commercially reasonable preventative maintenance contract for inspections and maintenance using a qualified, licensed, bonded service provider reasonably approved by Landlord. If requested in writing by Landlord (not more often than two (2) times per calendar year), Tenant shall provide to Landlord copies of 11111 Generator maintenance contracts and 11111 Generator maintenance reports. In the event Landlord (in its reasonable discretion after reasonable notice to Tenant) determines that Tenant is not properly maintaining, operating or repairing the 11111 Generator as required herein, Landlord (by written notice to Tenant) shall have the right (but not the obligation) to take over such obligations and Tenant shall pay Landlord upon demand for the reasonable cost of performing such work as Additional Rent.

5.7.1.3 Notwithstanding anything to the contrary in the Lease, subject to Section 5.2, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption, impairment or failure of the 11111 Generator.

5.7.2 Utilities.

5.7.2.1 In no event shall Landlord be liable to Tenant for any failure or defect in the supply or character of electric energy furnished to the 11111 Premises by reason of any requirement, act or omission of the public utility serving the Project with electric energy, or for any other reason not attributable to Landlord’s negligence or willful misconduct. Notwithstanding the foregoing, if the Premises are without power for a period of seven (7) consecutive days primarily as a result of Landlord’s negligence or willful misconduct, then, for the sixth (6th) such day and for each day thereafter until power is restored, Tenant shall not be obligated to pay Base Rent or Operating Expenses.

5.7.2.2 Tenant’s use of electric energy in the 11111 Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the 11111 Premises. In order to ensure that such capacity is not exceeded, and to avert a possible adverse effect upon the Project’s distribution of electricity via the Project’s electric system, Tenant shall not, without Landlord’s prior written consent in each instance (which consent Landlord may condition upon the availability of electric energy in the Project as allocated by Landlord to various areas of the Project) connect any fixtures, appliances or equipment (other than normal machines relating to Tenant’s line of business) to the 11111 Building’s or Project’s electric system or make any alterations or additions to the electric system of the 11111 Premises existing on the 11111 Premises Commencement Date. Should Landlord grant such consent, all additional risers, distribution cables or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant to Landlord on demand (or, at Landlord’s option, shall be provided by Tenant pursuant to plans and contractors approved by Landlord, and otherwise in accordance with the provisions of the Lease). Landlord shall have the right to require Tenant to pay sums on account of such cost prior to the installation of any such risers or equipment.

5.7.3 Repairs and Maintenance. Sections 18.1 and 18.2 of the Existing Lease shall not apply to the 11111 Building or the 11111 Premises. Rather, the following terms, conditions, provisions and agreements shall apply to the 11111 Building and 11111 Premises in lieu of Sections 18.1 and 18.2 of the Existing Lease.

5.7.3.1 Landlord shall repair and maintain the structural and exterior portions of the 11111 Building, including roofing and covering materials; foundations; exterior walls; and electrical systems installed or furnished by Landlord (subject to Section 5.7.1).

5.7.3.2 Except for services of Landlord, if any, required by Section 5.7.3.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the 11111 Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Without limiting the generality of the foregoing, Tenant shall, at Tenant’s sole cost and expense, (a) maintain the HVAC for the 11111 Premises in accordance with all of the terms, conditions, provisions and agreements set forth in Section 16.9 of the Existing Lease, and (b) hire (i) a licensed fire life safety contractor to regularly and periodically (not less frequently than every three (3) months) inspect and perform required maintenance on the fire life safety equipment and systems serving the 11111 Premises, (ii) a licensed air compressor contractor to regularly and periodically (not less frequently than every three (3) months) inspect and perform required maintenance on the air compressor equipment and systems serving the 11111 Premises and (iii) a licensed vacuum systems contractor to regularly and periodically (not less frequently than every three (3) months) inspect and perform required maintenance on the vacuum equipment and systems serving the 11111 Premises. Tenant shall, upon the expiration or sooner termination of the Term, surrender the 11111 Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted and with the 11111 Tenant Improvements in substantially the same condition as existed on the 11111 Premises

Commencement Date (subject to ordinary wear and tear); and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the 11111 Premises, and repair any damage to the 11111 Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the 11111 Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter.

5.7.3.3 Notwithstanding anything to the contrary, if Tenant shall fail, after fifteen (15) days’ written notice, to (a) hire the contractors (or cause such contractors to perform the inspections and maintenance) required under Section 5.7.3.2 or (b) perform any maintenance or to make, or to commence and thereafter to proceed with diligence to make, any repair required of it with respect to the 11111 Premises pursuant to the terms of the Lease, Landlord, without being under any obligation to do so and without thereby waiving such default by Tenant, may hire such contractors, perform such maintenance or make such repair and may charge Tenant for the reasonable costs thereof. Any expense reasonably incurred by Landlord in connection therewith may be billed by Landlord to Tenant monthly or, at Landlord’s option, immediately, and shall be due and payable within ten (10) days after such billing or, at Landlord’s option, may be deducted from the Security Deposit.

6. New Lease. If Tenant requires additional space for its operations that Landlord cannot accommodate within the Project, and if Landlord (or an affiliate of Landlord) and Tenant are able to negotiate mutually acceptable terms for the lease of additional space (which shall not be less than thirty thousand (30,000) square feet of Rentable Area for a term of not less than five (5) years; and provided that the rental rate for such additional space shall equal FMV (as defined and determined below) for such space) at a property owned by Landlord (or an affiliate of Landlord) (the “New Lease”), then upon the full execution of such New Lease, Tenant shall have the unilateral right to terminate the Lease without penalty or termination fee. Such right shall be exercised by Tenant’s delivery to Landlord of written notice of termination not later than thirty (30) days after full execution and delivery of the New Lease and such notice shall specify the effective date of such termination. Neither party shall have any obligation to enter into or negotiate for the New Lease.

7. Termination Option.

7.1 Section 3.1 of the Existing Lease. Section 3.1 of the Existing Lease is hereby deleted in its entirety and is no longer of any further force or effect.

7.2 Termination Option. Tenant shall have the one-time option to terminate the Lease (the “Termination Option”) effective as of the date that is thirty-six (36) months after the 11111 Premises Commencement Date (the “Termination Date”) by providing Landlord no less than twelve (12) months’ prior written notice (the “Termination Notice”). Simultaneously with delivery of the Termination Notice, Tenant shall deliver to Landlord the Termination Fee (as defined below) as consideration for and a condition precedent to such early termination. The “Termination Fee” means an amount equal to the sum of (a) one hundred percent (100%) of the unamortized amounts (as of the Termination Date) of the Existing Premises TI Allowance that was actually expended by Landlord, which amount shall be calculated by amortizing the same at zero percent (0%) per annum commencing on Existing Premises Term Commencement Date and ending on the Term Expiration Date (as defined in Section 2), plus (b) one hundred percent (100%) of the unamortized amounts (as of the Termination Date) of the Suite A TI Allowance that was actually expended by Landlord, which amount shall be calculated by amortizing the same at zero percent (0%) per annum commencing on Suite A Premises Commencement Date and ending on the Term Expiration Date (as defined in Section 2), plus (c) fifty percent (50%) of the unamortized amounts (as of the Termination Date) of the 11111 TI Allowance that was actually expended by Landlord, which amount shall be calculated by amortizing the same at zero percent (0%) per annum commencing on 11111 Premises Commencement Date and ending on the 11111 Premises Expiration Date, plus (d) one hundred percent (100%) of the unamortized amounts (as of the Termination Date) of the leasing commissions paid by Landlord in connection with this Amendment related to the Existing Premises, which amount shall be calculated by amortizing such commissions at zero percent (0%) per annum commencing on the Existing Premises Term Commencement Date and ending on the Term Expiration Date (as defined in Section 2), plus (e) one hundred percent (100%) of the unamortized amounts (as of the Termination Date) of the leasing commissions paid by Landlord in connection with this Amendment related to the Suite A Premises, which amount shall be calculated by amortizing such commissions at zero percent (0%) per annum commencing on the Suite A Premises Term Commencement Date and ending on the Term Expiration Date (as defined in Section 2), plus (f) one hundred percent (100%) of the unamortized amounts (as of the Termination Date) of the leasing commissions paid by Landlord in connection with this Amendment related to the 11111 Premises, which amount shall be calculated by amortizing such commissions at zero percent (0%) per annum commencing on 11111 Premises Commencement Date and ending on the 11111 Premises Expiration Date. If Tenant fails to timely deliver to Landlord the Termination Notice or the Termination Fee, then the Termination Option shall automatically terminate and be of no further force or effect. If Tenant timely delivers to Landlord the Termination Notice and the Termination Fee, then Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with all of the terms and conditions of the Lease. If Tenant does not so surrender the Premises in accordance with all of the terms and conditions of the Lease on or before the Termination Date and Landlord has not expressly consented in writing to the same, then Tenant, pursuant to Article 27 of the Existing Lease, shall become a tenant at sufferance until the actual date (the “Surrender Date”) that Tenant surrenders the Premises to Landlord in accordance with the terms and conditions of the Lease. If Tenant timely delivers to Landlord the Termination Notice and the Termination Fee, then the Lease shall terminate on the later of (a) the Termination Date and (b) the Surrender Date, and shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. Notwithstanding anything in this Section to the contrary, Tenant shall not be permitted to exercise the Termination Option during such period of time that Tenant is in financial or material non-financial default under any provision of the Lease beyond any applicable notice or cure period. Any attempted exercise of the Termination Option during a period of time in which Tenant is so in financial or material non-financial default beyond applicable notice or cure periods shall be void and of no force or effect. The Termination Option is personal to Ignyta Operating, Inc., and may not be exercised by any assignee, sublessee or transferee of the Lease; provided that the Termination Option may be assigned to the surviving entity (following the merger of Ignyta, Inc., with and into Ignyta Operating, Inc., and the changing of Ignyta Operating, Inc.’s name to Ignyta, Inc.) pursuant to the transaction described in Proposal 3 of that certain Preliminary Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed by Ignyta, Inc., with the Securities and Exchange Commission on April 14, 2014 (a “Reincorporation Transaction”). Landlord hereby (y) consents to the assignment of the Lease to the surviving entity in a Reincorporation Transaction and (z) agrees that no fee or expense will be due to Landlord from Tenant in connection with a Reincorporation Transaction.

7.3 Right of First Refusal and Negotiation. In the event that Tenant exercises the Termination Option prior to the originally scheduled 11111 Premises Expiration Date, Tenant will not enter into any lease agreement with any third party for space in San Diego County unless Landlord has had the opportunity, if it so elects and without any obligation to do so, to propose a lease to Tenant that satisfies Tenant’s space requirements (whether at the Project or, if Landlord so elects, at another property in a comparable market in San Diego County owned or controlled by Landlord or any of Landlord’s affiliates), as follows: (a) Tenant shall not sign a letter of intent or lease with a third party during the time frame set forth above until fifteen (15) business days after Tenant has provided Landlord with written notice of Tenant’s desire to enter into any such letter of intent or lease (which notice shall include the material terms of the proposed letter of intent or lease) and (b) in the event Landlord delivers to Tenant within such fifteen (15) business day period a written offer for a lease of at least ninety-five percent (95%) of the same number of square feet of Rentable Area as the premises described in any such letter of intent or lease that is in a comparable building in a comparable market, Tenant shall negotiate with Landlord in good faith with respect to such offer; provided, however, that any new lease shall, if entered into, otherwise be upon terms and conditions acceptable to Landlord (or Landlord’s affiliate, as applicable), and Tenant in their respective good faith sole discretion. If the Lease is terminated pursuant to the Termination Option, this Section shall survive the termination of the Lease until the originally scheduled 11111 Premises Expiration Date.

8. Rooftop Installation Area. Tenant may use those portions of the Building identified by Landlord from time to time as the “Rooftop Installation Area” to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

8.1 Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of the Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

8.2 Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

8.3 If Tenant’s Rooftop Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of written notice of such damage or interference.

8.4 Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

9. Security System. In accordance with Article 17 of the Existing Lease, Tenant shall be permitted to request Landlord’s written approval with respect to Tenant’s installation of a security system in the Premises. Landlord shall not unreasonably withhold its approval to such security system; provided, however, that Tenant’s installation of such security system shall be subject to all of the terms, conditions, provisions and agreements set forth in the Lease (including without limitation all of the terms, conditions and provisions of Article 17 of the Existing Lease).

10. Security Deposit. On or before the Execution Date, Tenant shall deposit with Landlord an amount equal to Fifty Thousand Dollars ($50,000.00) as an increase to the required Security Deposit under the Lease. From and after the Execution Date, the required Security Deposit under the Lease shall be an amount equal to Fifty-Nine Thousand Two Hundred Seventy and 75/100 Dollars ($59,270.75).

11. Options to Extend Term

12. Tenant shall have two (2) options (each, an “Option”) to extend the Term by three (3) years each as to each of the Existing Premises, the Suite A Premises and the 11111 Premises (in each such Premises’ entirety) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as the Lease, except as follows:

11.1 Base Rent at the commencement of each Option term shall equal the then-current fair market value base rent for comparable office and laboratory space in the Sorrento Valley submarket of comparable age, quality, level of finish and proximity to amenities (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than fifteen (15) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term (and Tenant and Landlord hereby agree that such request shall not amount to Tenant’s exercise of the Option). Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the applicable Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances, moving allowances and any other concessions, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Sorrento Valley laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Sorrento Valley submarket and (z) not have been employed or retained by either

Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Base Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

11.2 No Option is assignable separate and apart from the Lease.

11.3 An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

11.4 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

11.4.1 During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in financial or material non-financial default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

11.4.2 At any time after any Default as described in Article 31 of the Existing Lease (provided, however, that, for purposes of this Section, Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

11.4.3 In the event that Tenant has committed a financial or material non-financial default in the performance of its obligations under the Lease two (2) or more times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

11.5 The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 11.4.

11.6 All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant under the Lease for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has committed a financial or material non-financial default under the Lease two (2) or more times and a service or late charge under Section 31.1 of the Existing Lease has become payable for any such default, whether or not Tenant has cured such defaults.

11.7 Article 42 of the Existing Lease is hereby deleted in its entirety and is no longer of any further force or effect.

12. Right of First Offer. For so long as Tenant leases the entire Existing Premises, Suite A Premises and 11111 Premises (as such terms are defined on the Execution Date of this Amendment), Tenant shall have a right of first offer (“ROFO”) as to any entire suite in the space described on attached Exhibit E for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which the Lease expires or is terminated pursuant to its terms; and provided, further, that if Landlord is seeking one tenant to occupy more than one suite in the space described on the attached Exhibit E and Tenant does not elect to lease all such suites, then Landlord shall not be required to lease such suites to Tenant. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market any Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”) on or before the provision of a notice of marketing to any other prospective tenant.

12.1 Within ten business (10) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises and on what terms and conditions. If Tenant fails to notify Landlord of Tenant’s election within such ten business (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

12.2 If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises and of the terms and conditions therefore (“Tenant’s Offer”) (provided that Tenant shall be required to lease the Available ROFO Premises for at least the remainder of the then-current Term), then Landlord shall have ten (10) days after receipt of Tenant’s Offer to respond to Tenant in writing whether Landlord elects to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer. If Landlord notifies Tenant that it desires to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then the parties will negotiate in good faith an amendment to the Lease to include the Available ROFO Premises on such terms and conditions, which amendment shall be signed and delivered within twenty (20) days of Landlord delivering a first draft of such amendment to Tenant, and Landlord will cease marketing the Available ROFO Premises during the pendency of such negotiations.

12.3 If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above or (c) Landlord declines to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then Landlord shall have the right to consummate a lease of the Available ROFO Premises to any other party on any terms and conditions that are acceptable to Landlord.

12.4 Notwithstanding anything in this Article to the contrary, Tenant may not exercise the ROFO during such period of time that Tenant is in financial or material non-financial default under any provision of the Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of a financial or material non-financial default under the Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

12.5 Notwithstanding anything in the Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion; provided, however, that an assignment or transfer of the ROFO in connection with a Reincorporation Transaction shall be permitted without Landlord’s consent.

12.6 If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

12.7 Notwithstanding anything to the contrary, Tenant’s rights under this Article 12 are subject and subordinate to any rights of renewal, extension, offer, refusal or any other rights of any other tenant at the Project as of the Execution Date.

13. Cap on Controllable Operating Expenses. Notwithstanding anything to the contrary in the Lease, the aggregate Controllable Operating Expenses (as defined below) shall not increase by more than five percent (5%) in any calendar year over the amount of Controllable

Operating Expenses actually charged to Tenant for the immediately preceding calendar year, (the “Cap”), beginning with the 2015 calendar year’s expenses (i.e., comparing 2015 to 2014 (on a prorated basis)). For the avoidance of doubt, the Cap shall apply to each year of the Term, so that Controllable Operating Expenses for calendar year 2015 shall not exceed one hundred five percent (105%) of Controllable Operating Expenses actually charged for calendar year 2014 (on a prorated basis), Controllable Operating Expenses for calendar year 2016 shall not exceed one hundred five percent (105%) of Controllable Operating Expenses actually charged for 2015, etc. “Controllable Operating Expenses” means all Operating Expenses except property taxes and assessments, capital expenditures that are reasonably required, costs for repairs and maintenance (excluding preventative maintenance), utility charges, insurance charges, costs of services provided under a union contract, payments under covenants, conditions and restrictions or to an owners’ association and costs associated with repairs due to casualty, vandalism or other cause outside of Landlord’s reasonable control.

14. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Hughes Marino and Jones Lang LaSalle Brokerage, Inc. (each, a “Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Brokers, employed or engaged by it or claiming to have been employed or engaged by it. Brokers are entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Brokers pursuant to a separate agreement(s) between Landlord and Brokers.

15. No Default. Each of Landlord and Tenant represents, warrants and covenants that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

            Ignyta Operating, Inc.

            11095 Flintkote Avenue, Suite D

            San Diego, CA 92121

            Attn: Mandy Woods

17. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the Execution Date, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

18. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this Section shall in any way alter the provisions of the Lease restricting assignment or subletting.

19. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

20. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

21. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-COAST 9 LP,

a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

IGNYTA OPERATING, INC.,

a Delaware corporation

By:	/s/ Jonathan E. Lim
Name:	Jonathan E. Lim, M.D.
Title:	President & CEO

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 18th day of April, 2014, by and between BMR-COAST 9 LP, a Delaware limited partnership (“Landlord”), and IGNYTA OPERATING, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Third Amendment to Lease dated as of April 18, 2014 (the “Amendment”), by and between Landlord and Tenant for certain Premises located at 11095 and 11111 Flintkote Avenue, San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amendment.

1. Multiple Tenant Improvements. The Existing Premises Tenant Improvements, the Suite A Tenant Improvements and the 11111 Tenant Improvements shall be conducted as separate design and construction projects. This Work Letter shall, on a separate and individual basis, govern the construction of each of the Existing Premises Tenant Improvements, the Suite A Tenant Improvements and the 11111 Tenant Improvements.

1.1. Existing Premises Tenant Improvements. In connection with the construction of the Existing Premises Tenant Improvements, each reference in this Work Letter to the “Tenant Improvements” means and refers to the Existing Premises Tenant Improvements.

1.2. Suite A Tenant Improvements. In connection with the construction of the Suite A Tenant Improvements, each reference in this Work Letter to the “Tenant Improvements” means and refers to the Suite A Tenant Improvements.

1.3. 11111 Tenant Improvements. In connection with the construction of the 11111 Tenant Improvements, each reference in this Work Letter to the “Tenant Improvements” means and refers to the 11111 Tenant Improvements.

1.4. Application of TI Allowance. Notwithstanding anything to the contrary in the Amendment or this Work Letter, Tenant shall have the option, upon delivery of written notice to Landlord, to transfer any unused portion of any of the Existing Premises TI Allowance, the Suite A TI Allowance or the 11111 Premises TI Allowance to any of the Existing Premises, the Suite A Premises or the 11111 Premises.

1.5. Project Manager. Subject to all of the terms, conditions and provisions of the Amendment and this Work Letter, Tenant may elect to apply up to a maximum of Fifteen Thousand Dollars ($15,000.00) of all tenant improvement allowances granted to Tenant under the Amendment (i.e., $15,000 in the aggregate over the Existing Premises TI Allowance, the Suite A TI Allowance and the 11111 TI Allowance) toward payment for the services of Tenant’s Project Manager (as defined below); provided, however, that Landlord’s obligation to make such application shall be subject to the terms, conditions and provisions set forth in Section 5.3 of this Work Letter.

2. General Requirements.

2.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Griffin Marquardt as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Zach Hornby (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord. Tenant shall also have the right to engage Doug Cowan of Jones Lang LaSalle (or any other third party reasonably acceptable to Landlord, “Tenant’s Project Manager”)) to assist Tenant and/or Tenant’s Authorized Representative in connection with the Tenant Improvements.

2.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord (the “Schedule”). The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Work Letter.

2.3. Landlord’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Landlord.

3. Tenant Improvements. All Tenant Improvements shall be performed by Landlord’s contractor, at Landlord’s sole cost and expense (except for Excess TI Costs (as defined below)) and in substantial accordance with the Approved Plans (as defined below), the Amendment and this Work Letter. Tenant shall pay the costs of any Tenant-Caused Delays and Tenant-requested Changes (as defined below) to the extent the same cause the total cost of the Existing Premises Tenant Improvements, the Suite A Tenant Improvements and the 11111 Tenant Improvements (as projected by Landlord) to exceed the TI Allowance (such excess, “Excess TI Costs”) on a pari passu basis with Landlord in the proportion of Excess TI Costs payable by Tenant to the TI Allowance payable by Landlord. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Landlord or its contractors as the Tenant Improvements shall be new or “like new,” and the Tenant Improvements shall be performed in a first-class, workmanlike manner.

3.1. Work Plans. Tenant has approved the schematic plans attached as Attachment 1 to this Work Letter (the “Approved Schematic Plans”).

3.2. Construction Plans. Landlord shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) changes to the Approved Schematic Plans (together with changes to the Approved Plans (as defined below), “Changes”). As soon as such final plans and specifications (“Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Tenant within five (5) days after delivery to Tenant. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If the Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit the Construction Plans to all appropriate Governmental Authorities for approval. Provided that the TI Critical Milestones are completed by the respective TI Critical Milestone Dates, if Landlord submits the Construction Plans to all appropriate Governmental Authorities for approval at a time that causes additional costs to be incurred pursuant to under Title 24 of the California Code of Regulations, Landlord will be responsible for such additional costs, which shall not be paid with the TI Allowance. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.” If any Tenant-requested Changes (y) delay Substantial Completion of the Tenant Improvements, then Landlord shall have additional time to achieve Substantial Completion of the Tenant Improvements pursuant to Section 5.6 of the Amendment, or (z) increase the cost of the Tenant Improvements, Tenant shall liable for such increase to the extent provided in Section 3 of this Work Letter.

3.3. Changes to the Tenant Improvements. Any changes to the Approved Plans shall be requested and instituted in accordance with the provisions of this Article 3 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Tenant approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions, and any increases in the cost of the Tenant Improvements as a result of such Change shall be allocated between Tenant and Landlord as set forth in Section 3 of this Work Letter. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

4. Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within five (5) days following Tenant’s receipt of such request. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant.

5. TI Allowance.

5.1. Application of TI Allowance. Landlord shall contribute the TI Allowance to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with the terms of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then (subject to Sections 3.4.2, 4.5.2 and 5.6.4 of the Amendment) Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amendment.

5.2. Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements and any other items permitted by Subsection 3.4.1(g), 4.5.1(g) or 5.6.3(g) of the Amendment (the “Approved Budget”). The initial Approved Budget shall in no event exceed the TI Allowance.

5.3. Fund Requests. Landlord shall not have any obligation to expend any portion of the TI Allowance on the items described in Subsection 3.4.1(g), 4.5.1(g) or 5.6.3(g) of the Amendment or Section 1.5 of this Work Letter, unless and until Tenant has submitted to Landlord (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) invoices from the vendor, material supplier or other party requesting payment with respect to the amount of the TI Allowance then being requested, and (c) to the extent applicable, lien releases in a form reasonably acceptable to Landlord and complying with Applicable Laws. Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to the applicable vendor, material supplier or Tenant (for reimbursement for payments made by Tenant to such vendor or material supplier), the amount of Tenant Improvement costs set forth in such Fund Request; provided, however, that any Fund Request under this Section shall be subject to the payment limits set forth in the Amendment and this Work Letter.

6. Miscellaneous.

6.1. Incorporation of Lease Provisions. Sections 41.3 through 41.10 and 41.12 through 41.18 of the Existing Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Existing Lease.

6.2. General. This Work Letter shall not apply to improvements performed in any additional premises other than the Existing Premises, the Suite A Premises and the 11111 Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension, whether by any options under the Lease or otherwise.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-COAST 9 LP,

a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

IGNYTA OPERATING, INC.,

a Delaware corporation

By:	/s/ Jonathan E. Lim
Name:	Jonathan E. Lim, M.D.
Title:	President & CEO

ATTACHMENT 1

APPROVED SCHEMATIC PLANS

A-1-1

EXHIBIT B

SUITE A PREMISES

B-1

EXHIBIT C

11111 PREMISES

C-1

EXHIBIT D

ACKNOWLEDGEMENT OF 11111 PREMISES COMMENCEMENT DATE AND 11111

PREMISES EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF 11111 PREMISES COMMENCEMENT DATE AND 11111 PREMISES EXPIRATION DATE is entered into as of [            ], 20[        ], with reference to that certain Third Amendment to Lease (the “Amendment”) dated as of April 18, 2014, by IGNYTA OPERATING, INC., a Delaware corporation (“Tenant”), in favor of BMR-COAST 9 LP, a Delaware limited partnership (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.

Tenant hereby confirms the following:

1. Tenant accepted possession of the 11111 Premises for use in accordance with the Permitted Use on [            ], 20[        ]. Tenant first occupied the 11111 Premises for the Permitted Use on [            ], 20[        ].

2. The 11111 Premises are in good order, condition and repair, subject to Tenant’s rights under the Amendment to deliver to Landlord a Repair Notice on or before the Warranty Date.

3. The 11111 Tenant Improvements are Substantially Complete.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of Tenant’s lease of the 11111 Premises have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the 11111 Premises.

5. In accordance with the provisions of the Amendment, the 11111 Premises Commencement Date is [            ], 20[        ], and, unless the Lease is terminated prior to the 11111 Premises Expiration Date pursuant to its terms, the 11111 Premises Expiration Date (and, therefore, the Term Expiration Date) shall be [            ], 20[        ].

6. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the 11111 Premises.

7. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

8. The obligation to pay Rent for the 11111 Premises is presently in effect and all Rent obligations on the part of Tenant under the Lease with respect to the 11111 Premises commenced to accrue on [            ], 20[        ], with Base Rent for the 11111 Premises payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
[ ]/[ ]/[ ]-[ ]/[ ]/[ ]	[ ]	$[ ] [monthly][OR][annually]	[ ]	[ ]

9. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the 11111 Premises or any portion thereof.

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IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of 11111 Premises Commencement Date and 11111 Premises Expiration Date as of the date first written above.

TENANT:

IGNYTA OPERATING, INC.,

a Delaware corporation

By:
Name:
Title:

EXHIBIT E

RIGHT OF FIRST OFFER SPACE

E-1